Exhibit 23
Form 11-K for 2019
File No. 1-8610

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby

consent to the incorporation by reference in the Registration Statement

(Form S-8, No. 333-189789) of our report dated
June 29, 2020, relating to the statements of net assets available for benefits as of December 31, 2019 and 2018, the

statement of
changes in net assets available for benefits for

the year ended December 31, 2019, and the supplemental schedule of assets (held at end
of year) as of December 31, 2019, of the AT&T

Puerto Rico Retirement Savings Plan, which appears in this Annual

Report on Form
11-K of the AT&

T

Puerto Rico Retirement Savings Plan for the year ended

December 31, 2019.

/s/ BKD, LLP
San Antonio, Texa

s

June 29, 2020